Filed Pursuant to Rule 433
Registration No. 333-146960
October 23, 2008
NATIONAL RURAL UTILITIES

COOPERATIVE FINANCE CORPORATION

COLLATERAL TRUST BOND TERM SHEET

Issuer:	National Rural Utilities Cooperative Finance Corporation
Ratings:	A1 (Stable) by Moody’s Investors Service / A+ (Positive) by Standard & Poor’s Ratings Services / A+ (Stable) by Fitch Ratings
Principal Amount:	$1,000,000,000
Security Type:	Collateral Trust Bonds
Legal Format:	SEC Registered
Pricing Date:	October 23, 2008
Settlement Date:	T+ 5; October 30, 2008
Maturity Date:	November 1, 2018
Coupon:	10.375%
Price to Public:	99.237% of face amount
Benchmark Treasury:	4.000% due August 15, 2018
Benchmark Treasury Price and Yield:	102-14+ / 3.699%
Spread to Benchmark Treasury:	680.1 basis points
Yield to Maturity:	10.500%
Interest Payment Dates:	Semi-annually on May 1 and November 1, commencing May 1, 2009
Make-Whole Call	At any time at the greater of a price of 100% or at a discount rate of Treasury plus 50 basis points
Denominations:	$2,000 x $1,000
CUSIP:	637432 LR4
Joint Book-Running Managers: Co-Managers:
Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Greenwich Capital Markets, Inc.

KeyBanc Capital Markets, Inc.
Lazard Capital Markets LLC
Mizuho Securities USA Inc.
SunTrust Robinson Humphrey, Inc.
U.S. Bancorp Investments, Inc.

Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Deutsche Bank Securities Inc. by calling toll-free at 1-800-503-4611, J.P. Morgan Securities Inc. collect at 1-212-834-4533 , Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408 or Greenwich Capital Markets, Inc. by calling toll-free at
1-866-884-2071.